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                                                                    Exhibit 99.1

BRIGHTPOINT AMENDS NORTH AMERICA CREDIT FACILITY

Plainfield, Indiana - March 22, 2004 - Brightpoint, Inc. (NASDAQ: CELL) today announced that its North America subsidiaries, Brightpoint North America L.P. and Wireless Fulfillment Services LLC (collectively, the "Companies"), have amended their revolving credit facility with a syndicate of lenders led by GE Commercial Finance (the "Revolver"). Under its terms, as amended, the Revolver matures in March 2007 and provides borrowing availability, subject to borrowing base calculations and other limitations, of $70 million. Other features of the Revolver are as follows:

         - Pricing has been decreased to reflect the Companies' improved financial performance

         - Revolver allows Brightpoint, Inc. increased flexibility in accessing capital generated by the Companies

The Revolver is guaranteed by Brightpoint, Inc. and is secured by all of the Companies' assets in North America and borrowing availability under the Revolver is based primarily on a percentage of eligible accounts receivable and inventory. The terms of the Revolver include negative covenants that, among other things, limit the Companies' ability to sell certain assets and make certain payments, including but not limited to, dividends, repurchases of common stock and other payments outside the normal course of business. The terms of the Revolver do not prohibit the subsidiaries of Brightpoint, Inc. located outside of North America from incurring additional indebtedness.

"With regards to lenders, I look for flexibility, speed, listening, business sense, and a global presence," said Frank Terence, Brightpoint's Chief Financial Officer. "GE's Corporate Lending team has demonstrated these characteristics which make them a good fit for Brightpoint. This amendment provides us added flexibility in pursuing our growth strategy."

"Since the inception of this facility in 2001, Brightpoint has notably strengthened its balance sheet and delivered upon its business model," said Mark Jacobs, Senior Vice President, GE Commercial Finance/Corporate Lending. "We are proud to play a role in Brightpoint's future."

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's Form 10-K for the period ending December 31, 2003 and the cautionary statements contained in Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, the ability of the Companies to operate within the terms of the Revolver, including the borrowing availability limitations. Readers are cautioned not to place undue reliance on these forward-looking

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statements which speak only as of the date these statements were made. The
Company undertakes no obligation to update any forward-looking statements contained in this press release.

CONTACT:

     Brightpoint, Inc., Plainfield, Indiana
     John Ludwig, (317) 707-2355